Filed pursuant to Rules 424(b)(2)

Registration Statement No. 333-180300-03

March 18, 2015

Pricing Supplement Addendum No. 835 dated March 18, 2015

To the Pricing Supplement No. VLS ETN-1/A26 dated April 30, 2013,

Prospectus Supplement dated March 23, 2012

and Prospectus dated March 19, 2015

As amended by the Post-Effective Amendment to the Registration Statement filed on March 19, 2015

VelocityShares VIX Medium Term ETN Linked to the S&P 500 VIX Mid Term Futures IndexTM due December 4, 2030 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D787/ US22542D7874

NYSE Arca Ticker Symbol:	VIIZ

Aggregate Offering Price of ETNs:	$851,915

Public Offering Price per ETN:	$17.0383

Principal Amount of ETNs:	$5,000,000

Principal Amount per ETN:	$100.00

Trade Date:	March 18, 2015

Settlement Date:	March 19, 2015

Agent:	Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any redemption at the investor’s option may charge investors a fee of up to 0.05% times the Closing Indicative Value of the ETN on the applicable valuation date, per ETN redeemed. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-26 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse